Exhibit 99.2

VONAGE HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial statements give the effect to the acquisition of Nexmo, Inc. (“Nexmo”) by Vonage Holdings Corp. (“Vonage”, “Company”, “we” ,”our”, “us”) effective June 3, 2016.
The unaudited pro forma condensed consolidated financial statements were prepared in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations” (“ASC 805”) with the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed financial statements.
The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2015 and the three months ended March 31, 2016 give effect to the acquisition as if it had occurred on January 1, 2015. The Company’s condensed consolidated statement of operations information for the year ended December 31, 2015 was derived from the consolidated statement of operations included in its 2015 Annual Report on Form 10-K. The Company’s condensed consolidated statement of operations information for the three months ended March 31, 2016 was derived from its Quarterly Report on Form 10-Q for the three months ended March 31, 2016. Nexmo’s unaudited condensed consolidated statements of operations were derived from the unaudited statement of operations of Nexmo for the three months ended March 31, 2016 and the audited statement of operations for the year ended December 31, 2015 included herein. An unaudited pro forma balance sheet has not been presented as the acquisition has already been fully reflected in the consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2016, filed on August 4, 2016.
The unaudited pro forma condensed consolidated financial information has been prepared by the Company’s management for illustrative purposes only and is not necessarily indicative of the results of operations in future periods or the results that actually would have been realized had the Company and Nexmo been a combined company during the specified periods. The pro forma adjustments are based upon assumptions that the Company’s management believes are reasonable. The pro forma adjustments are based on the information available at the time of the preparation of the unaudited pro forma condensed consolidated financial statements. These statements, including any notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 filed with the Securities and Exchange Commission, as well as the historical consolidated financial statements and related notes of Nexmo that are included as Exhibits 99.1 to this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2015
(In thousands, except per share amount)	Historical Vonage	Nexmo	Pro Forma Adjustments Note 2		Pro Forma

Revenues	$895,072	$63,344			$958,416
Operating Expenses:
Cost of service (1)	261,768	49,379			311,147
Cost of goods sold	34,210	—			34,210
Sales and marketing	347,896	14,195			362,091
Engineering and development	27,220	4,194			31,414
General and administrative	109,153	7,535	3,080	(a)	119,768
Depreciation and amortization	61,833	340	15,605	(b)	77,778
	842,080	75,643	18,685		936,408
Income from operations	52,992	(12,299)	(18,685)		22,008
Other Income (Expense):
Interest income	89	24			113
Interest expense	(8,786)	—	(7,466)	(c)	(16,252)
Other income (expense), net	(842)	1,143			301
	(9,539)	1,167	(7,466)		(15,838)
Income from continuing operations before income tax expense	43,453	(11,132)	(26,151)		6,170
Income tax (expense) benefit	(18,418)	28	16,019	(d)	(2,371)
Income from continuing operations	25,035	(11,104)	(10,132)		3,799
Net income per common share - continuing operations:
Basic	$0.12				$0.02
Diluted	$0.11				$0.02
Weighted-average common shares outstanding:
Basic	213,147		6,823	(e)	219,970
Diluted	224,110		11,458	(f)	235,568

(1) Excludes depreciation and amortization of $26,582. of which $24,868 for Historical Vonage and $1,714 for Pro Forma Adjustment.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended March 31, 2016
(In thousands, except per share amount)	Historical Vonage	Nexmo	Pro Forma Adjustments Note 2		Pro Forma

Revenues	$226,824	$20,027			$246,851
Operating Expenses:
Cost of service (1)	69,150	15,146			84,296
Cost of goods sold	9,066	—			9,066
Sales and marketing	79,601	3,618			83,219
Engineering and development	6,834	801			7,635
General and administrative	26,670	2,722	769	(g)	30,161
Depreciation and amortization	16,979	116	3,901	(h)	20,996
	208,300	22,403	4,670		235,373
Income from operations	18,524	(2,376)	(4,670)		11,478
Other Income (Expense):					$—
Interest income	21	3			24
Interest expense	(2,446)	—	(1,877)	(i)	(4,323)
Other income (expense), net	154	(1,915)			(1,761)
	(2,271)	(1,912)	(1,877)		(6,060)
Income from continuing operations before income tax expense	16,253	(4,288)	(6,547)		5,418
Income tax (expense) benefit	(8,322)	—	4,659	(d)	(3,663)
Income from continuing operations	7,931	(4,288)	(1,888)		1,755
Net income per common share - continuing operations:
Basic	$0.04				$0.01
Diluted	$0.04				$0.01
Weighted-average common shares outstanding:
Basic	214,039		9,245	(j)	223,284
Diluted	224,225		11,190	(k)	235,415

(1) Excludes depreciation and amortization of $7,262, of which $6,833 for Historical Vonage and $429 for Pro Forma Adjustments.

Note 1. Description of Acquisition (in thousands)
Merger Agreement
On June 3, 2016, Vonage Holdings Corp. (“Vonage”) completed its acquisition of Nexmo, Inc. (“Nexmo”), a global leader in the Communications-Platform-as-a-Service (“CPaaS”) segment of the cloud communications market. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated May 5, 2016, by and among the Company, Neptune Acquisition Corp., a Delaware corporation and newly formed indirect, wholly owned subsidiary of Vonage (“Merger Sub”), Nexmo, a Delaware corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, as representative of the security holders of Nexmo, on June 3, 2016, Merger Sub, on the terms and subject to the conditions thereof, merged with and into Nexmo, and Nexmo became a wholly owned indirect subsidiary of Vonage (the “Merger”). A copy of the Merger Agreement was attached to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2016 as Exhibit 2.1 and is incorporated herein by reference.
Consideration
Under the agreement, Nexmo shareholders are receiving consideration of $231,122, with an additional earn-out opportunity (the "Variable Payout Amount") of up to $20,000 contingent upon Nexmo achieving certain performance targets. Of the consideration, $194,684 (net of cash acquired of $16,094) was paid at close, consisting of $163,093 of cash (net of $16,094 of cash acquired) and 6,823 in shares of Vonage common stock valued at $31,591. The remaining $36,438 of the $231,122 purchase price is in the form of restricted cash, restricted stock and options held by Nexmo management and employees (the "Employee Payout Amount"), subject to vesting requirements over time and to be amortized to compensation expense quarterly until vested. We financed the transaction with $179,000 from our 2016 Credit Facility. The purchase price is subject to adjustments pursuant to the merger agreement for closing cash and working capital of Nexmo, reductions for indebtedness and transaction expenses of Nexmo that remained unpaid as of closing, and escrow fund deposits. The aggregate consideration will be allocated among Nexmo equityholders.
The preliminary estimated fair value of the consideration transferred on June 3, 2016 consisted of the following:

Cash paid at closing (inclusive of cash acquired of $16,094)	$179,186
Stock paid at closing	31,591
Variable Payout Amount (described below)	16,472
Employee Payout Amount (described below)	4,779
Estimated fair value of consideration transferred	$232,028
In addition, Nexmo shareholders may earn a Variable Payout Amount of up to $20,000, subject to the achievement of certain performance targets during the 12 month period following the closing of the transaction.  The Variable Payout Amount payable to the holders of Nexmo stock is determined based on (i) Nexmo’s revenues received from its top customers following the closing, and (ii) the achievement of certain revenue targets during the 12 month period following the Closing. The Variable Payout Amount may be in the form of cash, a number of shares of Vonage common stock or a combination thereof, at our sole discretion. We estimated using probability weighting that the value of the Variable Payout Amount is $17,840 at the acquisition date and is included in acquisition cost at the net present value amount of $16,472.
In addition, Nexmo management and employees may earn an Employee Payout Amount of $36,438 attributable to restricted cash, restricted stock and assumed options, of which $4,779 is included in acquisition cost as service had been provided pre-acquisition and $31,659 will be recorded as expense of which $31,087 will be recorded as compensation expense and $572 will be recorded as interest expense as continued employment is a condition of receiving consideration.
The post-acquisition expense will be recorded as follows:

	Restricted Stock	Restricted Cash	Assumed Options	Total	Interest Expense
2016	$7,380	$6,353	$2,700	$16,433	$255
2017	6,197	5,383	1,293	12,873	271
2018	661	620	424	1,705	46
2019			76	76
Total	$14,238	$12,356	$4,493	$31,087	$572
Pursuant to the merger agreement, $20,372 of the cash consideration and $5,081 of the stock consideration were placed in escrow for unknown liabilities that may have existed as of the acquisition date.

The Merger Agreement contains customary representations, warranties and covenants by the parties, as well as indemnification rights of both parties. A portion of the purchase price will be deposited into escrow to secure the indemnification obligations under the Merger Agreement of Nexmo’s preferred stockholders, common stockholders, option holders and warrant holders in respect of any breach of Nexmo’s representations, warranties or covenants set forth in the Merger Agreement and in respect of certain other matters.
The preliminary estimated fair values of the assets acquired and liabilities assumed as of June 3, 2016 are as follows:

Assets
Current assets:
Cash and cash equivalents	$16,094
Accounts receivable	8,764
Prepaid expenses and other current assets	3,364
Total current assets	28,222
Property and equipment	757
Software, net	242
Intangible assets	105,100
Restricted cash	51
Total assets acquired	134,372

Liabilities
Current liabilities:
Accounts payable	1,841
Accrued expenses	8,095
Deferred revenue, current portion	1,735
Total current liabilities	11,671
Deferred tax liabilities, net, non-current	31,546
Total liabilities assumed	43,217

Net identifiable assets acquired	91,155
Goodwill	140,873
Total purchase price	$232,028
The intangible assets as of the closing date of the acquisition included:

Customer relationships	$90,000
Developed technologies	12,000
Non-compete agreements	700
Trade names	2,400
$105,100
The above estimated fair values of consideration transferred and assets acquired and liabilities assumed are provisional and are based on the information that was available as of the acquisition date. Measurement period adjustments reflect new information obtained about facts and circumstances that existed as of the acquisition date. The Company believes that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but the Company is waiting for additional information necessary to finalize those fair values. Thus, the preliminary measurements of fair value set forth above are subject to change. Such changes could be significant. The Company expects to finalize the valuation as soon as practicable but no later than one-year from the acquisition date.
The fair value assigned to identifiable intangible assets acquired was based on estimates and assumptions made by management.
Identified intangible assets included:
•Developed technology;
•Customer relationships;
•Non-competition agreements; and
•Trade names.
The intangible assets are being amortized over periods which reflect the pattern in which economic benefits of the assets are expected to be realized. The customer relationships and developed technologies are being amortized on an accelerated basis over an estimated useful life of ten years and the non-compete agreements and trade names are being amortized on a straight-line basis over three years.

Goodwill represents the excess of the consideration transferred over the aggregate fair values of assets acquired and liabilities assumed. In addition, included in the goodwill amount, is the fair value of acquired workforce.
Note 2. Pro forma adjustments (in thousands)
The following pro forma adjustments are included in the unaudited pro forma condensed consolidated financial statements:
(a) To record acquisition related consideration in excess of one year accounted for as compensation of $3,080. $20,438 of restricted stock and restricted cash expense are excluded from the unaudited pro-forma condensed consolidated statement of operations because such expenses will be recognized within one year of the transaction date. The assumed options represent options issued by Nexmo prior to the transaction and assumed by the Company as a result of the transaction. Expense for these options are included in the Nexmo historical results and these options continue to vest over the original terms of the grant, accordingly no pro-forma adjustment was required.
(b) To record the amortization expense of $15,605 related to identifiable intangible assets assets (customer relationships, developed technology, trade names and non-competition agreements) acquired.
(c) To record interest expense of $7,466, of which $6,344 related to borrowing from revolving credit facility as a result of the acquisition, $1,016 related to Variable Payout Amount, and $106 related to acquisition related consideration in excess of one year accounted for as compensation.
(d) To record tax impact on Nexmo's historical results and pro forma adjustments at an effective rate of 43%.
(e) To record the issuance of 6,823 shares of the Company’s common stock in connection with the acquisition.
(f) To record the issuance of 6,823 shares of the Company’s common stock in connection with the acquisition and dilutive impact of Nexmo's restricted stock of 2,957 and options of 1,678, respectively.
(g) To record acquisition related consideration in excess of one year accounted for as compensation of $769.
(h) To record the amortization expense of $3,901 related to identifiable intangible assets assets (customer relationships, developed technology, trade names and non-competition agreements) acquired.
(i) To record interest expense of $1,877, of which $1,586 related to borrowing from revolving credit facility as a result of the acquisition, $264 related to Variable Payout Amount, and $27 related to acquisition related consideration in excess of one year accounted for as compensation.
(j) To record the issuance of 6,823 shares of the Company’s common stock in connection with the acquisition and the vesting of Nexmo's restricted stock of 2,422.
(k) To record the issuance of 6,823 shares of the Company’s common stock in connection with the acquisition, the vesting of Nexmo's restricted stock of 2,422, and dilutive impact of Nexmo's restricted stock of 404 and options of 1,541, respectively.
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